UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2020

PHIO PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36304	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class of securities:	Trading Symbol(s):	Name of exchange on which registered:
Common Stock, par value $0.0001	PHIO	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 11, 2020, Phio Pharmaceuticals Corp. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC, as representative of the several underwriters identified therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell, in a registered public offering of the Company (the “Offering”), (i) 993,633 Units (the “Units”), consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and one warrant to purchase one share of Common Stock (the “Warrants”); and (ii) 1,006,367 Pre-Funded Units (the “Pre-Funded Units”), consisting of one pre-funded warrant to purchase one share of Common Stock (the “Pre-Funded Warrants”) and one Warrant, which closed on February 13, 2020. The offering price was $4.00 per Unit and $3.999 per Pre-Funded Unit.

The Warrants included in the Units and the Pre-Funded Units are immediately exercisable at a price of $4.00 per share of Common Stock, subject to adjustment in certain circumstances, and expire five years from the date of issuance. The shares of Common Stock, or Pre-Funded Warrants in the case of the Pre-Funded Units, and the Warrants were offered together, but the securities contained in the Units and the Pre-Funded Units were issued separately.

The Pre-Funded Units were offered and sold to purchasers whose purchase of Units in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of this Offering. Each Pre-Funded Warrant contained in a Pre-Funded Unit is exercisable for one share of Common Stock at an exercise price of $0.001 per Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and certain of its executive officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and affords certain rights of contribution with respect thereto.

The net proceeds to the Company from the Offering are expected to be approximately $7.0 million, after deducting underwriting discounts and commissions and payment of other estimated expenses associated with the Offering that are payable by the Company. The Company intends to use substantially all of the net proceeds of the Offering primarily for the development of the Company’s immuno-oncology program, for other research and development activities and for general working capital.

Pursuant to the Underwriting Agreement, the Company, upon closing of the Offering, issued to the Underwriter warrants to purchase up to 150,000 shares of Common Stock (the “Underwriter Warrants”), or 7.5% of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold in the Offering. The Underwriter Warrants are immediately exercisable at a price of $5.00 per share of Common Stock, subject to adjustment in certain circumstances, may be exercised on a cashless basis under certain circumstances, and expire on February 11, 2025.

A registration statement on Form S-1 relating to the Offering (File No. 333-234032) was declared effective by the Securities and Exchange Commission on February 11, 2020. The Offering was made only by means of a prospectus forming a part of the effective registration statement.

The foregoing descriptions of the Underwriting Agreement, the Warrants, the Pre-Funded Warrants and the Underwriter Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the forms of the Warrant, the Pre-Funded Warrant and Underwriter Warrants, copies of which are filed as Exhibit 1.1, Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3 to this Current Report on Form 8-K and hereby incorporated by reference herein.

Item 8.01.	Other Events.

On February 11, 2020, the Company issued a press release announcing the pricing of the Offering of 2,000,000 units at a price to the public of $4.00 per unit. On February 13, 2020, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are filed as Exhibit 99.1 and 99.2 to this Current Report on Form 8-K and are hereby incorporated by reference herein.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of February 11, 2020, between Phio Pharmaceuticals Corp. and H.C. Wainwright & Co., LLC, as representative of the underwriters named therein.

4.1	Form of Common Stock Purchase Warrant.

4.2	Form of Pre-Funded Common Stock Purchase Warrant.

4.3	Form of Underwriter Common Stock Purchase Warrant.

99.1	Press Release issued by the Company on February 11, 2020.

99.2	Press Release issued by the Company on February 13, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHIO PHARMACEUTICALS CORP.

Date: February 13, 2020	By:	/s/ Gerrit Dispersyn
Gerrit Dispersyn President and Chief Executive Officer

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